                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.    )
                                                         ----

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                  Commission Only (as
[ ] Definitive Additional Materials             permitted by Rule 14a-6(e)(2))
[ ] Soliciting Material Under Rule 14a-12


                          PEMCO AVIATION GROUP, INC.
                          --------------------------
              (Name of Registrant as Specified In Its Charter)

                    -----------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                          Pemco Aviation Group, Inc.
                            1943 North 50th Street
                           Birmingham, Alabama 35212

                                April 17, 2002

To the stockholders of Pemco Aviation Group, Inc.:

   You are cordially invited to attend the annual meeting (the "Annual Meeting") of stockholders of Pemco Aviation Group, Inc., a Delaware corporation (the "Company"), to be held at 9:00 a.m., local time, on Thursday, May 16, 2002, at the Company's principal executive offices at 1943 North 50th Street, Birmingham, Alabama 35212. Notice of the Annual Meeting, a Proxy Statement and a form of Proxy accompany this letter.

   Also enclosed is the Company's 2001 Annual Report on Form 10-K.

   Information about the Annual Meeting and the various matters on which the stockholders will act is included in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Please carefully consider the enclosed Proxy Statement and execute and return your Proxy so that the Company may be assured of the presence of a quorum at the Annual Meeting. A postage prepaid envelope is enclosed for your convenience in replying. The prompt return of your Proxy will be of great assistance in reducing the expense of subsequent mailings. If you attend the Annual Meeting, and so elect, you may withdraw your Proxy and vote in person.

                                          Sincerely,

                                          /s/ Ronald A. Aramini
                                          Ronald A. Aramini
                                          President and Chief Executive Officer

                          Pemco Aviation Group, Inc.
                            1943 North 50th Street
                           Birmingham, Alabama 35212

                          NOTICE OF ANNUAL MEETING OF
                       STOCKHOLDERS AND PROXY STATEMENT

   To the stockholders of Pemco Aviation Group, Inc.:

   Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Pemco Aviation Group, Inc. (the "Company") will be held at 9:00 a.m., local time, on Thursday, May 16, 2002, at the Company's principal executive offices at 1943 North 50th Street, Birmingham, Alabama 35212.

   The Annual Meeting is being called for the following purposes:

       1. To elect nominees to the board of directors of the Company (the "Board").

       2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The Board has fixed the close of business on March 18, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

   The Board unanimously recommends that you vote in favor of the election to the Board of each nominee named in the Proxy Statement.

   Accompanying this Notice of Annual Meeting is a Proxy. Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

   All stockholders are cordially invited to attend the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Ronald A. Aramini
                                          Ronald A. Aramini
                                          President and Chief Executive Officer
Birmingham, Alabama
April 17, 2002

                          Pemco Aviation Group, Inc.
                            1943 North 50th Street
                           Birmingham, Alabama 35212

                                PROXY STATEMENT

General

   The board of directors (the "Board") of Pemco Aviation Group, Inc. (the "Company") is soliciting the enclosed Proxy for use at the annual meeting of stockholders to be held on May 16, 2002, at 9:00 a.m., local time, at the principal executive offices of the Company at 1943 North 50th Street, Birmingham, Alabama 35212 (the "Annual Meeting"). This Proxy Statement was first mailed to stockholders on or about April 17, 2002.

   All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

Voting

   Stockholders of record at the close of business on March 18, 2002 will be entitled to vote at the Annual Meeting. As of March 18, 2002, 4,094,129 shares of common stock, par value $.0001 per share, of the Company (the "Common Stock") were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, constitutes a quorum.

   Once a quorum of the stockholders is established, a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required to approve the election of each director nominee.

   Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Unless instructed to the contrary, the shares represented by the Proxies will be voted for the election of directors.

Revocability of Proxies

   A Proxy may be revoked by written notice to the Vice President--Legal and Corporate Affairs of the Company at any time prior to the voting of the Proxy, or by executing a later-dated Proxy, or by attending the Annual Meeting and voting in person. Unless instructed to the contrary, unrevoked Proxies will be voted for the election of the nominees to the Board.

Solicitation

   The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy is being borne by the Company.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

General

   The Board currently consists of seven directors that are divided into three classes, with staggered terms of office. The terms of office of each class expire in successive years. The terms for the Class II directors, Messrs. Holdsworth and Richards, expire at this Annual Meeting. The terms for the Class III directors, Messrs. Tennenbaum and Gold, will expire in 2003. The terms for the Class I directors, Messrs. Aramini, Bowling and Yates, will expire in 2004. The Board is recommending the election to Class II of directors, Mark K. Holdsworth and Thomas C. Richards. Each of the Class II directors elected at this Annual Meeting will serve three-year terms expiring at the 2005 Annual Meeting of Stockholders or until his respective successor is elected and qualified, or until his earlier resignation or removal.

Vote Required; Board Recommendation

   The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect the two director nominees to the Board. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the nominees receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the Proxies will be voted for the election of each of the two nominees named below as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the Proxies will be voted for another person or persons designated by the Board. In no event will the Proxies be voted for more than two nominees.

   The Board unanimously recommends that you vote in favor of the election to the Board of each nominee named in this Proxy Statement.

Director Nominees and Current Directors

   The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each, follow.

  Nominees

   Mark K. Holdsworth (age 36) was appointed as a member of the Board in September 1999. He is a founding principal of Tennenbaum & Co., LLC and has served in that capacity since June 1996. He is also a founding member of Special Value Investment Management, LLC, an investment fund focused on high yield debt instruments and special situation investments. Prior to joining Tennenbaum & Co., LLC, Mr. Holdsworth served as Vice President, Corporate Finance of US Bancorp Libra, a high yield debt securities investment banking boutique, from June 1994 to June 1996. Mr. Holdsworth also worked as an Associate at Goodtab Corporation, a Los Angeles real estate advisory firm, from August 1992 to June 1994 and in corporate finance at Salomon Brothers, Inc. from August 1988 to June 1990. He received a B.S. in Physics from Pomona College, a B.S. with honors in Engineering and Applied Science from the California Institute of Technology and an M.B.A. from Harvard University.

   Thomas C. Richards (age 72) was appointed as a member of the Board in August 1995. General Richards was President of the National Security Industrial Association of Washington, D.C., a nonprofit corporation, from September 1995 until March 1997. General Richards has served as a consultant to Cubic Defense Systems of San Diego, California and Mantech International of Fairfax, Virginia, companies involved in the aviation and defense industry, since January 1994. He was appointed by the President as the Administrator of the Federal Aviation Administration from May 1991 to January 1992, after having served on the Aviation Security and Terrorism Commission which was formed by the President to review the Pan Am 103 accident. General Richards retired as a four star General from the U.S. Air Force in November 1989 after 33 years of service, the last three of which were spent commanding the day-to-day operations of the U.S. European Command. General Richards currently serves on the advisory board of the Falcon Foundation. He received a B.A. from the Virginia Institute of Technology and an M.A. in Communications from Pennsylvania State University and attended the Army War College.

  Directors Whose Terms Expire in 2003

   Matthew L. Gold (age 59) has served as a member of the Board since December 1986. He served as Chairman of the Board from December 1986 until September 1999 and as President and Chief Executive Officer of the Company from December 1986 until December 1999. Mr. Gold received a B.A. from Emory University and a J.D. from the University of Tennessee.

   Michael E. Tennenbaum (age 66) was appointed Chairman of the Board in September 1999. Mr. Tennenbaum has been the managing member of Tennenbaum & Co., LLC since its inception in June 1996. Mr. Tennenbaum currently serves on the board of directors of Party City Corporation together with certain privately-held companies. Mr. Tennenbaum previously served on the boards of directors of Arden Group, Inc.; Bear, Stearns & Co., Inc.; Jenny Craig, Inc.; Sun Gro Horticulture, Inc.; and Tosco Corporation. Mr. Tennenbaum received a B.S. from the Georgia Institute of Technology in Industrial Engineering and an M.B.A., with honors, from Harvard University.

  Directors Whose Terms Expire in 2004

   Harold T. "Skip" Bowling (age 67) was appointed to the Board in September 1999 and as Vice Chairman of the Board in April 2000. Mr. Bowling was an executive with Lockheed Martin for 43 years. From 1995 until his retirement in February 1997, he served as President of Lockheed Martin Aeronautics International (military/commercial aircraft maintenance/modification business). Mr. Bowling received a B.S. in Aeronautical Engineering from the Georgia Institute of Technology and an M.B.A. from Georgia State University.

   Ronald A. Aramini (age 56) was appointed as a member of the Board and became President and Chief Executive Officer of the Company in January 2000. From September 1996 to July 1999, Mr. Aramini served as the Senior Vice President-Operations for America West Airlines, Inc., where he was responsible for safety, on-time performance, customer satisfaction and cost controls for the company's 600 daily flights. Prior to this position, he served as President and Chief Executive Officer of Allegheny Airlines from September 1993 to August 1996.

   Ronald W. Yates (age 63) was appointed as a member of the Board in December 2001 pursuant to authority granted the Board of Directors in the Company's Bylaws. General Yates is an independent consultant to the aerospace industry. General Yates retired as a four star General from the Air Force in 1995, after 35 years of service, the last three of which were spent commanding the day-to-day operations of the Air Force Material Command. General Yates is a member of the Board of Visitors of the National Defense University and a member of the Board of Directors of the U.S. Air Force Academy's Association of Graduates. He is a graduate of the U.S. Air Force Academy and received a Masters Degree in Systems Management from the University of Southern California.

Information Concerning the Board and Certain Committees Thereof

   The Board.   The Board held four meetings during 2001. All incumbent
directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the committees of the Board on which such directors served.

   Audit Committee.   The Audit Committee, which currently consists of Messrs.
Holdsworth, Bowling, Richards and Yates/(1)/, met two times during 2001. The Audit Committee reviews the annual audits by the Company's independent public accountants, reviews and evaluates internal accounting controls, recommends the selection of the Company's independent public accountants, reviews and passes upon (or ratifies) related party transactions and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. See "AUDIT COMMITTEE REPORT."
--------
(1) General Yates has served on the Audit Committee since March 2002

   Compensation Committee.   The Compensation Committee, which currently
consists of Messrs. Richards and Bowling, met three times during 2001. The Compensation Committee makes recommendations on executive compensation and selects those persons eligible to receive grants of stock, stock options and stock appreciation rights under the Company's Nonqualified Stock Option Plan. See "Compensation Committee Report."

   Executive Committee.   The Executive Committee, which currently consists of
Messrs. Tennenbaum and Gold, did not meet during 2001. The primary function of the Executive Committee is director-level review and approval of non-routine matters of significance during the periods between scheduled meetings of the Board.

   Finance Committee.   The Finance Committee, which currently consists of
Messrs. Gold and Holdsworth, met twelve times during 2001. The Finance Committee meets monthly with Company management to review the operating results of the Company and also acts as the oversight committee for the Company's defined benefit plans.

   Nominating Committee.   The Nominating Committee, which currently consists
of Messrs. Bowling and Richards, met one time in 2001. The Nominating Committee recommends individuals for election to the Board and will consider individuals proposed by stockholders if proposals are submitted in a timely manner to the Chief Executive Officer of the Company.

Compensation of the Company's Directors

   The Company currently has an arrangement whereby each outside director earns an annual retainer of $28,000 plus $2,000 for each committee on which he serves as Chairman, and $1,000 plus expenses for attendance at each meeting of the Board and related activities. The directors also earn $1,000 plus expenses in connection with attendance at each meeting of the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Nominating Committee except when a committee meets in conjunction with a full Board meeting. Directors who are employees of the Company are eligible to receive stock options under the Company's Nonqualified Stock Option Plan.

   Pursuant to the Company's Nonqualified Stock Option Plan, outside directors each receive an annual grant of options for 20,000 shares of Common Stock on the same date on which the Compensation Committee makes its annual grant of options to the Company's officers and other key employees. The exercise price of the options granted to outside directors is the fair market value of the Common Stock on the date of the grant.

   In November 1990, the Board adopted a three-year retirement benefit for the directors of the Company, payable after they retire or otherwise terminate their service as a director of the Company. In December 1993, the Board amended the retirement benefit. Directors retiring from the Company after that date are entitled to benefits as follows:

                                        Under Five      Five or More
          Retirement Benefit Payable Years of Service Years of Service
          -------------------------- ---------------- ----------------
                   1st Year.........      $4,500           $9,000
                   2nd Year.........      $3,000           $6,000
                   3rd Year.........      $1,500           $3,000

   All current directors, as well as two former directors, Donald C. Hannah and George E. R. Kinnear II (who resigned as directors effective September 7,
1999), are currently entitled to or are eligible for benefits according to the benefits schedule in effect at the time of such director's retirement. Upon retirement, this benefit is paid to former directors on a quarterly basis for the three-year term of the benefit.

Compensation Committee Interlocks and Insider Participation

   Currently, the Compensation Committee consists of Messrs. Richards and Bowling. There were no insider participations nor Compensation Committee interlocks among the members of the Company's Compensation Committee during 2001.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Management

   The following table sets forth certain information with respect to each of the executive officers and certain key employees of the Company as of March 31, 2002.

    Name              Age                     Position
    ----              ---                     --------
    Ronald A. Aramini 56  President, Chief Executive Officer and Director
    John R. Lee...... 55  Senior Vice President and Chief Financial Officer
    Doris K. Sewell.. 43  Vice President--Legal and Corporate Affairs
    Richard G. Godin. 49  Vice President--Finance
    Armando Sassoli.. 48  Vice President--Business Development
    Raymond J. Hauck. 54  President of Pemco Aeroplex, Inc.
    Eric L. Wildhagen 47  Vice President--Engineering and Product Support

   Ronald A. Aramini was appointed as a member of the Board and became President and Chief Executive Officer of the Company in January 2000. From September 1996 to July 1999, Mr. Aramini served as the Senior Vice President--Operations for America West Airlines, Inc., where he was responsible for safety, on-time performance, customer satisfaction and cost controls for the company's 600 daily flights. Prior to this position, he served as President and Chief Executive Officer of Allegheny Airlines from September 1993 to August 1996.

   John R. Lee has served as Senior Vice President and Chief Financial Officer since May 2000. From 1987 through May 2000, Mr. Lee served as Vice President, Finance of Teledyne Brown Engineering, a division of Teledyne Technologies, Inc., a conglomerate of high technology businesses. Mr. Lee's responsibilities at Teledyne Brown Engineering included oversight of financial reporting, contract administration, forecasting and accounting matters. In addition, Mr. Lee was actively involved in strategic planning, acquisition and divestiture activities.

   Doris K. Sewell has served as Vice President--Legal and Corporate Affairs of the Company since April 2000. From November 1995 to April 2000, Ms. Sewell served as Vice President, Corporate Counsel for Just For Feet, Inc., a national athletic shoe retailer with over 300 stores. Her areas of responsibility included acquisition and development, contracts, leasing, human resources, labor and employment, litigation administration, claims and intellectual property.

   Richard G. Godin has served as Vice President--Finance of the Company since December 1998. From January 1998 to November 1998, Mr. Godin worked as an independent financial consultant. From January 1994 to October 1997, he served as Vice President of Finance and Administration for Convergent Group Corporation and from 1993 to 1994 he served as Chief Financial Officer of Graphic Data Systems Corporation.

   Armando Sassoli has served as Vice President--Business Development of the Company since March 2000. From 1993 to January 2000, Mr. Sassoli served as Vice President of Business Development for Dee Howard Aircraft Maintenance. His areas of responsibility included marketing, sales, customer relations and business development.

   Raymond J. Hauck has served as President of Pemco Aeroplex, Inc., a subsidiary of the Company, since October 1999. Mr. Hauck has nearly 30 years of aircraft maintenance experience, including 25 years in the U.S. Air Force. From June 1996 to October 1999, Mr. Hauck served as the General Manager of Pemco Aeroplex, Inc. In June 1996, Mr. Hauck retired from the U.S. Air Force as a Colonel.

   Eric L. Wildhagen has served as Vice President--Engineering and Product Support since February 2001. From 2000 to 2001, Mr. Wildhagen served as Group Head--Mechanical Engineering for Gulfstream Corporation. From 1988 through 2000, Mr. Wildhagen served as Manager of Engineering for BAE Systems Corporation, an aircraft modification company.

Executive Compensation

  Summary of Compensation

   The following table sets forth a summary of the compensation paid or accrued during each of the last three fiscal years with regard to (i) the Company's Chief Executive Officer and (ii) the four other highest paid executive officers of the Company who were serving in this capacity at the end of 2001 whose total salary and bonus exceeded $100,000 during 2001 (collectively the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                          Compensation
                                                                             Awards
                                                    Annual Compensation   ------------
                                                  -----------------------  Securities
                                                                           Underlying     All Other
Name and Principal Position                       Year Salary($) Bonus($)  Options(#)  Compensation($)
---------------------------                       ---- --------- -------- ------------ ---------------
Ronald A. Aramini(1)............................. 2001  275,210  250,016     20,000           N/A
President and Chief Executive Officer             2000  250,008      -0-    100,000        56,446

John R. Lee(1)................................... 2001  181,038   59,808     11,000        55,675(2)
Senior Vice President and Chief Financial Officer 2000  120,313      -0-     30,000        79,882

Raymond J. Hauck(1).............................. 2001  174,408   82,099     16,000           N/A
President, Pemco Aeroplex, Inc.                   2000  165,158   30,000     14,000           N/A

Doris K. Sewell(1)............................... 2001  142,545   41,272     10,000           N/A
Vice President--Legal and Corporate Affairs       2000   99,486    5,000      8,000           N/A

Armando Sassoli(1)............................... 2001  132,262   42,092     10,000        28,305(2)
Vice President--Business Development              2000  100,529    5,000      8,000        58,693

--------
(1) Messrs. Aramini, Lee and Sassoli and Ms. Sewell each joined the Company during 2000. Mr. Hauck qualified as a Named Executive Officer during 2000.

(2) Amounts reflect expenses paid in association with relocation and temporary living for such executive.

  Option Grants

   The following table sets forth certain summary information concerning individual grants of stock options made during 2001 to the Named Executive Officers.

                       Option Grants in Last Fiscal Year

                                                                  Potential Realizable Value
                    Number of    Percent of                          At Assumed Rates of
                   Securities   Total Options                      Stock Price Appreciation
                   Underlying    Granted To   Exercise                for Option Term(2)
                     Options    Employees In   Price   Expiration --------------------------
Name              Granted(#)(1)  Fiscal Year   ($/Sh)     Date         5%           10%
----              ------------- ------------- -------- ----------   --------      --------
Ronald A. Aramini    20,000          9.7%      $10.59    3-8-11   $133,200      $337,600
John R. Lee......    11,000          5.3%       10.59    3-8-11     73,260       185,680
Raymond J. Hauck.    16,000          7.8%       10.59    3-8-11    106,560       270,080
Doris K. Sewell..    10,000          4.9%       10.59    3-8-11     66,600       168,800
Armando Sassoli..    10,000          4.9%       10.59    3-8-11     66,600       168,800

--------
(1) These options were granted pursuant to the Company's Nonqualified Stock Option Plan.

(2) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

  Options Exercised

   The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during 2001 and the number of options and value of unexercised options held by such persons at December 31, 2001.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                   Number of Shares
                                                Underlying Unexercised     Value of Unexercised
                                                   Options at Fiscal       in-the-Money Options
                     Number of                       Year-End (#)         at Fiscal Year-End ($)
                  Shares Acquired    Value     ------------------------- -------------------------
Name                on Exercise   Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----              --------------- ------------ ------------------------- -------------------------
Ronald A. Aramini       -0-           N/A            45,000/75,000           $311,500/$506,700
John R. Lee......       -0-           N/A            14,750/26,250            $90,305/$157,155
Raymond J. Hauck.       -0-           N/A            10,638/25,638            $62,895/$149,199
Doris K. Sewell..       -0-           N/A             6,500/11,500             $39,550/$65,850
Armando Sassoli..       -0-           N/A             6,500/11,500             $39,550/$65,850

  Pension Plans

   The executive officers of the Company are eligible to participate in the pension plan of Pemco Aeroplex, Inc., a wholly-owned subsidiary of the Company (the "Pension Plan"). The following table sets forth the annual retirement benefits payable under the Pension Plan upon retirement at age 65 assuming (i) an employee's average annual compensation for the five-year period preceding retirement and (ii) actual retirement on January 1, 2002. The Pension Plan is a tax qualified defined benefit plan and is subject to certain maximum benefit provisions. The Pension Plan benefit formula is equal to:

(a) 1% of the employee's final average compensation for the last five years of benefit service not to exceed $160,000 for 2001, less $6,600, multiplied by the employee's years of credited service (not to exceed 30 years), plus

(b) $144 multiplied by the employee's years of credited service (not to exceed 30 years).

   The compensation utilized in the Pension Plan formula includes base pay and does not consider bonuses. Pension Plan benefits are not subject to deduction for Social Security or other offset amounts.

                                      Years of Service
                               -------------------------------
                  Remuneration   15      20      25      30
                  ------------ ------- ------- ------- -------
                    $125,000.. $19,920 $26,560 $33,200 $39,840
                     150,000..  23,670  31,560  39,450  47,340
                     175,000..  25,170  33,560  41,950  50,340
                     200,000..  25,170  33,560  41,950  50,340
                     225,000..  25,170  33,560  41,950  50,340
                     250,000..  25,170  33,560  41,950  50,340
                     300,000..  25,170  33,560  41,950  50,340
                     400,000..  25,170  33,560  41,950  50,340
                     450,000..  25,170  33,560  41,950  50,340
                     500,000..  25,170  33,560  41,950  50,340

   Assumes:    1. Remuneration is latest five-year average annual salary.
               2. Retirement is at age 65 or later.
               3. No joint and survivor option elected.

   To date, of the Named Executive Officers, only Mr. Hauck has five years of credited service.

  Compensation Plans

   On November 2, 1990, the Board adopted a 401(k) Savings Plan for employees of the Company and its subsidiaries effective October 1, 1990 (the "401(k) Plan"), which is qualified under Subsection 401(k) of the Code. All employees of the Company and its subsidiaries who (i) are not covered by any collective bargaining agreement and (ii) have attained age 21, may join the 401(k) Plan. The 401(k) Plan allows employees to defer some of their pre-tax income by investing in the 401(k) Plan. Deferred amounts representing up to 15% of compensation per year (not to exceed $10,500 in 2001) can be deposited in the 401(k) Plan where they may earn income tax-free until distribution. Although the 401(k) Plan allows for matching contributions by the Company, as of the date of this Proxy Statement, matching contributions have only been made to the employees of Pemco Engineers, Inc. pursuant to the collective bargaining agreement between the Company and the United Automobile, Aerospace, and Agricultural Implement Workers of America. An administrative committee composed of four employees of the Company currently administers the 401(k) Plan. Directors who are not also employees of the Company are not eligible to participate in the 401(k) Plan.

Employment Contracts

   Pursuant to an agreement effective January 1, 2000 (the "Employment Agreement"), Ronald A. Aramini became President and Chief Executive Officer of the Company. The Employment Agreement covers the period from January 1, 2000 until December 31, 2004 (the "Employment Period").

   The Employment Agreement provides for an annual base salary of $250,000, with the base salary to be reviewed by the Company in its discretion from time to time. Mr. Aramini is entitled to an annual bonus which could permit him to earn up to 100% of his base salary depending on the operating profits of the Company and the performance of Mr. Aramini. The Employment Agreement also grants Mr. Aramini options to purchase 100,000 shares of the Common Stock, 20% of which vested immediately and the remainder vest at the rate of 20% per year over the Employment Period. Mr. Aramini is also entitled to vacation, employee benefits under the Company's employee benefits plans and a household improvement allowance in conjunction with his move to the Birmingham, Alabama area.

   Under the Employment Agreement, Mr. Aramini is entitled to various amounts on the termination of his employment. In the event Mr. Aramini is terminated without cause, he is entitled to receive his base salary and employee benefits until the earliest of (i) twenty-four months following the date of termination,
(ii) the expiration of the Employment Period or (iii) the date Mr. Aramini becomes eligible to receive such salary and benefits from some other source (determined on a benefit-by-benefit basis). In addition, in the event Mr. Aramini is terminated without cause or if a change in control of the Company occurs, any unvested stock options will immediately vest. If Mr. Aramini is terminated with cause, he is entitled to receive his base salary and accrued vacation through the date of his termination.

Compensation Committee Report

   The Compensation Committee is responsible for administering the Company's compensation policies and practices and approves all elements of compensation for executive officers. Set forth below in full is the Report of the Compensation Committee regarding the compensation paid by the Company to its executive officers during 2001.

  Compensation Philosophy

   In determining the compensation payable to the Company's executive officers, the Compensation Committee seeks to achieve the following objectives:

  . Motivate executives to achieve the goals set forth in the Company's annual business plan,

  . Focus participants on achieving predetermined individual/team goals that complement the annual business plan,

  . Provide the opportunity for participants to earn highly competitive compensation in a cost effective manner and

  . Create a common interest between executive officers and the Company's stockholders through the use of stock options that link a portion of each executive officer's compensation to the value of the Common Stock.

  Compensation Program

   During 2001 a comprehensive compensation program was fully implemented to recognize both short and long-term performance (the "Plan"). The Plan defines the process and standards for awarding both cash awards, and, to a select number of key executives, stock option awards to recognize long-term objectives. The Plan targets management as well as selected key contributors of the Company's business units. The Plan is based upon the following target award concepts:

  .   Short-Term:

      -- Participants are eligible for a target annual incentive to be paid in cash that is expressed as a percentage of base salary. In 2001 the incentive was based 70% on Company financial performance and 30% on personal goal achievement;

      -- Incentive award size will be generally consistent with competitive pay levels for each organizational level and will reflect internal value to the Company; and

      -- Assuming the Company's threshold performance levels are achieved, target incentive awards will be adjusted based on the Company's performance versus corporate goals and on individual performance versus individual or team goals.

  .   Long-Term:

      -- Each year a select number of executives may receive stock options which vest over a period determined by the Compensation Committee.

  Other Compensation Committee Activities

   As the Company's executive management and staff have been enhanced, the Compensation Committee has been active with the Board and Chief Executive Officer to review all compensation offers made to key executives to ensure consistency with the guidelines of the Plan.

   On March 4, 2002, the Compensation Committee met with the President and Chief Executive Officer to review recommendations and approve short and long-term compensation awards based on the Company's 2001 performance.

  Compensation of Chief Executive Officer

   Mr. Ronald A. Aramini was hired as President and Chief Executive Officer of the Company effective January 1, 2000. Based on Mr. Aramini's personal performance during 2001 and the overall achievements of the Company in meeting key objectives, the Compensation Committee raised Mr. Aramini's annual salary to $300,000 and awarded him options for 30,000 shares of Common Stock.

  Deductibility of Compensation in Excess of $1 Million Per Year

   Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 2002, the Company does not anticipate that there will be nondeductible compensation for the Company positions in question. The Compensation Committee plans to continue to review the matter for 2002 and future years in order to determine the extent of possible modification to the Company's compensation arrangements.

                                          Compensation Committee:

                                          Harold T. "Skip" Bowling
                                          Thomas C. Richards

                         STOCK PRICE PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholder return on the Common Stock, Standard & Poor's 500 Stock Index, Standard & Poor's Aerospace/Defense Stock Index and Standard & Poor's Airline Stock Index as prepared by Standard & Poor's Compustat--Custom Business Unit. The graph assumes that $100 was invested in each security/market index on December 31, 1996 and calculates the return through December 31, 2001, assuming all dividends are reinvested. The stock price of the Common Stock on the following graph is not necessarily indicative of future stock price performance.

                                    [CHART]

                                INDEXED RETURNS
        PEMCO AVIATION INC  S&P 500 INDEX  AEROSPACE/DEFENSE-500  AIRLINES-500
Dec96   100.00              100.00         100.00                 100.00
Dec97    40.87              133.36         102.88                 168.31
Dec98    65.91              171.48          78.87                 162.83
Dec99   179.55              207.56          76.83                 161.48
Dec00   227.27              188.66         121.13                 240.61
Dec01   288.18              166.24         100.50                 162.11

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management

   On November 12, 1999, the Company's Senior Subordinated Loan with Bank of America, N.A., under which it had borrowed approximately $6.2 million at an interest rate of 13.5%, was purchased by the Special Value Bond Fund, LLC ("Special Value"). Special Value is an investment fund managed by Tennenbaum & Co., LLC, of which Michael E. Tennenbaum, the Chairman of the Board of the Company, is the managing member. The terms of the Senior Subordinated Loan remain unchanged from the original agreement. On November 2, 2000, the Company entered into new primary credit facilities with Wells Fargo Business Credit, Inc. The new credit facilities include an increase in possible total borrowings. In connection with the Company's new credit facilities, the Company paid Special Value a fee of 1.5%, $92,250, for its consent to increase the cap under the previous facility. The Senior Subordinated Loan was repaid over five equal installments commencing on August 31, 2000. The final installment was accelerated by the Company and made in April 2001.

   On September 7, 1999, Matthew L. Gold, the former Chairman, President and Chief Executive Officer of the Company and a current member of the Board, entered into a severance agreement (the "Severance Agreement") with the Company. The Severance Agreement provides Mr. Gold with medical benefits for the remainder of his life and total payments of approximately $1.4 million payable ratably over three years and commencing on January 1, 2000.

   The Company currently has an arrangement whereby non-employee directors are compensated as consultants for Company-related activities that are outside of their normal duties as directors and members of committees of the Board. The arrangement provides for compensation at the rate of $2,000 per eight hour day. During 2001 the Company paid the following amounts to non-employee directors as consultants: Michael E. Tennenbaum--$24,000, Harold T. "Skip" Bowling--$14,000, Mark K. Holdsworth--$19,500, Thomas C. Richards--$21,750 and Matthew L. Gold--$2,000.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of shares of the Common Stock as of March 31, 2002 by (i) the Named Executive Officers and directors, (ii) all of the Company's executive officers and directors as a group and (iii) all other stockholders known by the Company to own beneficially more than five percent of the Common Stock.

                                                                 Amount and Nature      Percent Beneficially
                    Name and Address(1)                      of Beneficial Ownership(2)     Owned (%)(3)
                    -------------------                      -------------------------- --------------------
Michael E. Tennenbaum.......................................         1,570,053(4)               37.8%
Tennenbaum & Co., LLC.......................................         1,515,209(5)               37.0%
Matthew L. Gold.............................................         1,301,859(6)               30.0%
TCO/PSI, LLC................................................         1,026,909                  25.1%
Hovan Capital Management, LLC...............................           400,150                   9.8%
Special Value Bond Fund, LLC................................           365,900                   8.9%
Bank of America, N.A........................................           349,899                   8.5%
Rustic Canyon Ventures, .L.P................................           300,000                   7.3%
Massachusetts Mutual Life Insurance Company.................           300,000(7)                7.3%
MassMutual High Yield Partners II, LLC......................           150,000                   3.7%
Thomas C. Richards..........................................            79,594                   1.9%
Ronald A. Aramini...........................................            77,500                   1.9%
Mark K. Holdsworth..........................................            54,844                   1.3%
Harold T. "Skip" Bowling....................................            54,498                   1.3%
John R. Lee.................................................            27,500                     *
Raymond J. Hauck............................................            22,137                     *
Ronald W. Yates.............................................             9,438                     *
Doris K. Sewell.............................................             5,000                     *
Armando Sassoli.............................................             2,000                     *
All Executive Officers and Directors as a group (12 persons)         2,181,914                  46.1%

--------

*  Less than 1%

(1) The address for Michael E. Tennenbaum, Tennenbaum & Co., LLC ("Tennenbaum LLC") and Special Value Bond Fund, LLC ("Special Value") is 11100 Santa Monica Boulevard, Suite 210, Los Angeles, California 90036. The address for Mr. Gold is P.O. Box 142, Granby, Colorado 80446. The address for TCO/PSI, LLC ("TCO/PSI") is 1943 North 50th Street, Birmingham, Alabama 35212. The address for Hovan Capital Management, LLC is 81 Beach Road, Belvedere, California 94920. The address for Bank of America, N.A. is 315 Montgomery Street, 13th Floor, San Francisco, California 94104. The address for Rustic Canyon Ventures, L.P. is 220 West First Street, 6th Floor, Los Angeles, California 90012. The address for Massachusetts Mutual Life Insurance Company ("MassMutual Insurance") and MassMutual High Yield Partners II, LLC ("MassMutual High Yield") is 1295 State Street, Springfield, Massachusetts 01111-0001.

(2) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days of March 31, 2002 ("Option Shares"): Mr. Tennenbaum--54,844 Option Shares; Mr. Gold-- 243,996 Option Shares; General Richards--79,594 Option Shares; Mr. Aramini--77,500 Option Shares; Mr. Holdsworth--54,844 Option Shares; Mr. Bowling--54,498 Option Shares; Mr. Lee--27,500 Option Shares; Mr. Hauck--22,137 Option Shares; General Yates--9,438 Option Shares; Ms. Sewell--5,000 Option Shares; and Mr. Sassoli--2,000 Option Shares.

(3) Percentage of ownership is based on 4,097,004 shares of Company Common Stock outstanding as of March 31, 2002. In the case of persons who possess outstanding stock options, percentage of ownership is based on 4,097,004 shares of Company Common Stock outstanding as of March 31, 2002 and the number of shares underlying options held by such persons exercisable within 60 days from said date. An asterisk means less than 1%.

(4) Includes 1,026,909 shares of Common Stock owned by TCO/PSI, 365,900 shares of Common Stock owned by Special Value, 33,670 shares of Common Stock owned by Special Value Bond Fund II, LLC, 85,000 shares of Common Stock owned by Tennenbaum LLC and 3,730 shares of Common Stock owned by a separate account managed by Special Value Investment Management, LLC. Special Value Investment Management, LLC is an investment advisor to Special Value and Special Value Bond Fund II, LLC. Tennenbaum LLC is a managing member of TCO/PSI and Special Value Investment Management, LLC. As managing member of Tennenbaum LLC, Mr. Tennenbaum may be deemed to beneficially own these shares for purposes of this table.

(5) Includes 1,026,909 shares of Common Stock owned by TCO/PSI, 365,900 shares of Common Stock owned by Special Value, 33,670 shares of Common Stock owned by Special Value Bond Fund II, LLC and 3,730 shares of Common Stock owned by a separate account managed by Special Value Investment Management, LLC. Special Value Investment Management, LLC is an investment advisor to Special Value and Special Value Bond Fund II, LLC. Tennenbaum LLC is a managing member of TCO/PSI and Special Value Investment Management, LLC, and as such, may be deemed to beneficially own these shares for purposes of this table.

(6) Mr. Gold is a managing member of TCO/PSI. As such, for purposes of this table, he may be deemed to beneficially own 1,026,909 shares of Common Stock held by TCO/PSI.

(7) Includes 150,000 shares of Common Stock owned by MassMutual High Yield. MassMutual Insurance provides investment advice to MassMutual High Yield and may be deemed to beneficially own these shares for purposes of this table.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, executive officers and beneficial owners of ten percent or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of ten percent or more of the Common Stock were complied with during 2001, with the exception that Raymond J. Hauck's initial Form 3, and subsequent Form 4s relating to option grants to Mr. Hauck, were inadvertently filed late.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The independent public accounting firm of Arthur Andersen LLP ("Arthur Andersen") has been engaged by the Company since January 14, 1997, and has audited the financial statements of the Company for the year ended December 31, 2001. It is expected that a representative of Arthur Andersen will be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she so desires.

   In light of the recent events involving Arthur Andersen, the Board of Directors and the Audit Committee are currently evaluating the Company's options regarding selecting an auditing firm for the year 2002. This process does not reflect any criticism of Arthur Andersen's services rendered to the Company. The Board of Directors and the Audit Committee will exercise their best judgement in determining which firm will audit the financial statements of the Company for 2002, but, at the time of the printing of this proxy statement, no decision has been made. Unlike our usual practice, therefore, stockholders are not being asked to ratify the Board's decision in this regard.

  Audit Fees

   The aggregate fees billed by Arthur Andersen for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2001 totaled $213,000.

  Financial Information Systems Design and Implementation Fees

   During the fiscal year ended December 31, 2001, the Company was not charged any fees by Arthur Andersen related to the design or implementation of a financial information system.

  All Other Fees

   Arthur Andersen billed the Company $305,830 during the fiscal year ended December 31, 2001, for services other than those discussed above. These fees are broken down as follows:

                     Tax Services................ $237,330
                     Benefit Plan Audits.........   48,500
                     Other Audit Related Services   20,000
                                                  --------
                        TOTAL.................... $305,830

   The Audit Committee considered the provision of non-audit services by Arthur Andersen in its determination regarding Arthur Andersen's independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the rules of The Nasdaq Stock Market, Inc. The Audit Committee operates under a written charter adopted by the Board of Directors on March 16, 2000. The Audit Committee hereby submits the following report:

  . We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

  . We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

  . We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

   Based on the reviews and discussions referred to above, we recommend to the Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. It should be noted that management is responsible for the Company's financial reporting process including its system of internal control, and of the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

                                          Audit Committee:

                                          Harold T. "Skip" Bowling
                                          Mark K. Holdsworth
                                          Thomas C. Richards
                                          Ronald W. Yates

                      DEADLINE FOR SHAREHOLDER PROPOSALS

   Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company by December 18, 2002 to be considered for inclusion in the Company's proxy statement relating to such meeting.

   A stockholder must notify the Company before March 17, 2003 of a proposal for the 2003 Annual Meeting which the stockholder intends to present other than by inclusion in the Company's proxy material. If the Company does not receive such notice prior to March 17, 2003, proxies solicited by the Board of Directors of the Company will confer discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail--Return Receipt Requested, to Pemco Aviation Group, Inc., Attention: Vice President --Legal and Corporate Affairs, 1943 North 50th Street, Birmingham, Alabama 35212.

                         ANNUAL REPORT TO STOCKHOLDERS

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ENCLOSED WITH THIS PROXY STATEMENT. IF SUCH ANNUAL REPORT ON FORM 10-K IS NOT SO INCLUDED, PLEASE ADDRESS NOTIFICATION TO PEMCO AVIATION GROUP, INC.,
ATTENTION: DORIS K. SEWELL, VICE PRESIDENT--LEGAL AND CORPORATE AFFAIRS, 1943 NORTH 50th STREET, BIRMINGHAM, ALABAMA 35212.

                                 OTHER MATTERS

   The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Ronald A. Aramini
                                          Ronald A. Aramini
                                          President and Chief Executive Officer

Birmingham, Alabama
April 17, 2002

                                  PROXY CARD
                          PEMCO AVIATION GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 16, 2002
 The undersigned stockholder of Pemco Aviation Group, Inc., a Delaware corporation (the "Company"), hereby appoints Ronald A. Aramini and Ronald W. Yates, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company's stockholders to be held on May 16, 2002 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
 Proposal 1. --To elect the following persons who are nominees to the Company's board of directors:
                     Mark K. Holdsworth    Thomas C. Richards

                    FOR
(except as indicated to the contrary below) WITHHOLD AUTHORITY For both nominees
                    [_]                                     [_]

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

   ---------------------------------------------------------------------------
                                              (Continued on the other side)

   (Continued from the other side)
   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
   In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
   All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.
                                              PLEASE DATE THIS PROXY AND SIGN
                                              IT EXACTLY AS YOUR NAME OR NAMES
                                              APPEAR BELOW. WHEN SHARES ARE
                                              HELD BY JOINT TENANTS, BOTH
                                              SHOULD SIGN. WHEN SIGNING AS AN
                                              ATTORNEY, EXECUTOR,
                                              ADMINISTRATOR, TRUSTEE OR
                                              GUARDIAN, PLEASE GIVE FULL TITLE
                                              AS SUCH. IF SHARES ARE HELD BY A
                                              CORPORATION, PLEASE SIGN IN FULL
                                              CORPORATE NAME BY THE PRESIDENT
                                              OR OTHER AUTHORIZED OFFICER. IF
                                              SHARES ARE HELD BY A PARTNERSHIP,
                                              PLEASE SIGN IN PARTNERSHIP NAME
                                              BY AN AUTHORIZED PERSON.
                                              Date:             , 2002
                                                   ------------

                                              Signature(s)

                                              -------------------------------

                                              -------------------------------
   PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.